                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                       Choice Hotels International, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                       Choice Hotels International, Inc.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                                     LOGO
                       CHOICE HOTELS INTERNATIONAL, INC.
                              10750 COLUMBIA PIKE
                         SILVER SPRING, MARYLAND 20901

                               ----------------

                           NOTICE OF ANNUAL MEETING
                           TO BE HELD APRIL 29, 1998

                               ----------------

To the Stockholders of
CHOICE HOTELS INTERNATIONAL, INC.

  The 1998 Annual Meeting of Stockholders (the "Annual Meeting") of Choice Hotels International, Inc., a Delaware corporation (the "Company"), will be held at the Quality Suites Shady Grove, 3 Research Court, Rockville, Maryland at 9:00 a.m. (E.S.T.) for the following purposes:

    1. To elect three Class I directors to hold office for a three year term ending at the 2001 Annual Meeting of Stockholders and until their successors are elected and qualified;

    2. To transact such other business as may properly come before the Annual Meeting.

  Holders of record of Choice Hotels common stock at the close of business on March 12, 1998 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) or postponement(s) thereof. Stockholders are reminded that your shares of Choice Hotels common stock cannot be voted unless you properly execute and return the enclosed proxy card or make other arrangements to have your shares represented at the meeting. A list of stockholders will be available for inspection at the office of the Company located at the address above, at least 10 days prior to the Annual Meeting.

                                          By Order of the Board of Directors

                                          CHOICE HOTELS INTERNATIONAL, INC.

                                          LOGO
                                          Michael J. DeSantis
                                          Secretary

March 30, 1998
Silver Spring, Maryland


 TO VOTE YOUR SHARES, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

                                     LOGO

                               ----------------

                                PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS

                                APRIL 29, 1998

                               ----------------

                              GENERAL INFORMATION

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Choice Hotels International, Inc. a Delaware corporation ("Choice Hotels" or the "Company"), for use at the 1998 Annual Meeting of Stockholders of the Company to be held at 9:00 a.m. (E.S.T.) on April 29, 1998, at the Quality Suites Shady Grove, 3 Research Court, Rockville, Maryland and at any adjournment(s) or postponement(s) thereof (the "Annual Meeting"). It is anticipated that this Proxy Statement and proxy will first be mailed to the Company's stockholders on or about March 30, 1998.

  The Company's Annual Report (including certified financial statements) for the seven months ended December 31, 1997, is accompanying this Proxy Statement. The Annual Report is not part of the proxy solicitation material.

 Background of Spinoffs; Change In Fiscal Year

  Prior to becoming a separate, publicly-held company on October 15, 1997 pursuant to the Spinoff (as defined below), the Company was named Choice Hotels Franchising, Inc. and was a wholly-owned subsidiary of Choice Hotels International, Inc. ("Former Choice"). On October 15, 1997, Former Choice distributed to its stockholders its hotel franchising business (which had previously been conducted primarily by the Company) and its European hotel ownership business pursuant to a pro rata distribution to its stockholders of all of the stock of the Company (the "Spinoff"). At the time of the Spinoff, the Company changed its name to "Choice Hotels International, Inc.," and Former Choice changed its name to "Sunburst Hospitality Corporation." For purposes of this Proxy Statement, references to the Company's former parent corporation pior to the Spinoff are to "Former Choice," and references to such corporation after the Spinoff are to "Sunburst."

  Prior to November 1996, Former Choice was a subsidiary of Manor Care, Inc. ("Manor Care") which, directly and through its subsidiaries, engaged in the hotel franchising business currently conducted by the Company as well as the ownership and management of hotels (together with the hotel franchising business, the "Lodging Business") and the health care business. On November 1, 1996, Manor Care separated the Lodging Business from its health care business through a pro rata distribution to the holders of Manor Care's common stock of all of the stock of Former Choice (the "Former Choice Spinoff"). In connection with the Former Choice Spinoff, the Company became a wholly-owned subsidiary of Former Choice and remained as such until consummation of the Spinoff.

  In September 1997, the Company changed its fiscal year end from May 31 to December 31.

 Voting of Proxies

  Your vote is important. Shares can be voted at the Annual Meeting only if you are present in person or represented by proxy. Even if you plan to attend the meeting, you are urged to sign, date and return the accompanying proxy card.

  When the enclosed proxy card is properly signed, dated and returned, the stock represented by the proxy will be voted in accordance with your directions. You can specify your voting instructions by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specific voting instructions, your shares of Choice Hotels common stock will be voted as recommended by the directors: "FOR" the election of the three nominees for director named on the proxy card. Abstentions marked on the proxy card have the effect of being voted "against" the directors' proposals but are counted in the determination of a quorum.

  You may revoke your proxy at any time before it is voted at the meeting by
(i) filing with ChaseMellon Shareholder Services, L.L.C. in its capacity as transfer agent for the Company (the "Transfer Agent"), at or before the Annual Meeting, a written notice of revocation bearing a later date than the proxy,
(ii) executing a later-dated proxy relating to the same shares of Company common stock and delivering it to the Transfer Agent at or before the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, in and of itself, constitute a revocation of a proxy). Any written notice revoking a proxy should be sent to ChaseMellon Shareholder Services, L.L.C., Overpeck Centre, 85 Challenger Road, Ridgefield Park, New Jersey, 07660.

 Votes Required

  The close of business on March 12, 1998 has been fixed as the record date for determination of holders of Company Common Stock entitled to notice of and to vote at the Annual Meeting. On that date, there were outstanding and entitled to vote 59,741,072 shares of Company common stock. The presence, either in person or by proxy, of persons entitled to cast a majority of such votes constitutes a quorum for the transaction of business at the Annual Meeting. Abstentions and broker no-votes on returned proxies are counted as shares present in the determination of whether the shares of stock represented at the Annual Meeting constitute a quorum. A broker "non-vote" occurs when a nominee holding shares of Choice Hotels common stock for a beneficial owner does not vote on a particular item and has not received instructions from the beneficial owner.

  Stockholders are entitled to one vote per share on all matters submitted for consideration at the Annual Meeting. With regard to the election of directors, votes may be cast in favor of or withheld from nominees. Votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals other than the election of directors. Each proposal is tabulated separately. Abstentions are counted in tabulations of the votes cast on proposals presented to the stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

  The affirmative vote of a plurality of shares of Company common stock present in person or represented by proxy at the Annual Meeting is required to elect the directors nominated. "Plurality" means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting.

  Certain members of the Bainum family (including various partnerships, corporations and trusts established by members of the Bainum family) in the aggregate have the right to vote approximately 34.11% of the number of outstanding shares of Company common stock and have indicated an intention to vote in accordance with the recommendations of the Board of Directors with respect to the election of directors.

 Solicitation of Proxies

  The Company will bear the cost of the solicitation. In addition to solicitation by mail, the Company will request banks, brokers and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of Company common stock of whom they have knowledge, and will reimburse them for their expenses in so doing; and certain directors, officers and other employees of the Company, not specially employed for the purpose, may solicit proxies, without additional remuneration therefor, by personal interview, mail, telephone or telefax.

 Relationship With Independent Public Accountants

  Since 1980, Arthur Andersen LLP has served as the Company's independent public accounting firm. It is expected that representatives of Arthur Andersen will be present at the annual meeting. They will be given an opportunity to make a statement if they desire to do so, and it is expected that they will be available to respond to appropriate questions.

 Procedures for Stockholder Proposals and Nominations

  Under the Company's Bylaws, nominations for director may be made only by the Board of Directors or a committee of the board, or by a stockholder entitled to vote who has delivered notice to the Company not less than 60, nor more than 90, days before the first anniversary of the preceding year's annual meeting.

  The Bylaws also provide that no business may be brought before an annual meeting except as specified in the notice of meeting (which includes stockholder proposals that the Company is required to set forth in its proxy statement under SEC Rule 14a-8) or as otherwise brought before the meeting by or at the direction of the board or by a stockholder entitled to vote who has delivered notice to the Company (containing certain information specified in the Bylaws) within the time limits described above for a nomination for the election of a director. These requirements are separate and apart from, and in addition to, the SEC's requirements that a stockholder must comply with in order to have a stockholder proposal included in the Company's proxy statement under SEC Rule 14a-8.

 Stockholder Proposals for 1999 Annual Meeting

  Stockholder proposals intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received by the Company's Corporate Secretary no later than February 28, 1999. Such proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the Company's 1999 proxy materials.

 Other Matters to Come Before the Meeting

  The Board of Directors does not know of any matters which will be brought before the 1998 annual meeting other than those specifically set forth in the notice of meeting. If any other matters are properly introduced at the meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named on the enclose proxy card will have discretion to vote in accordance with their best judgment.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") requires the Company's reporting officers and directors, and persons who own more than ten percent of the Company's Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the "Commission"), the New York Stock Exchange and the Company. Based solely on the Company's review of the forms filed with the Commission and written representations from reporting persons that they were not required to file Form 5 for certain specified years, the Company believes that all of its reporting officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them during the year ended December 31, 1997.

                         ELECTION OF CLASS I DIRECTORS

  The Board of Directors currently consists of three classes of directors, as nearly equal in number as possible. Directors hold office for staggered terms of three years (or less if they are filling a vacancy) and until their successors are elected and qualified. One of the three classes, comprising approximately one third of the directors, is elected each year to succeed the directors whose terms are expiring. The directors in Class I will be elected at the annual meeting to serve for a term expiring at the Company's annual meeting in the year 2001. The directors in Classes II and III are serving terms expiring at the Company's annual Meeting of Stockholders in 1999 and 2000, respectively.

  Prior to the Spinoff, the Company's Board of Directors consisted of William
R. Floyd, Donald J. Landry and James A. MacCutcheon. In anticipation of the Spinoff, the Company's board expanded its size from three to nine members, as permitted under the Bylaws of the Company. Effective as of October 15, 1997, Messrs. Landry and MacCutcheon resigned from the Company's board and Former Choice, acting as the Company's sole stockholder, elected eight new directors to the Company's board, including the three nominees for director. The nominees have served continuously on the board since that time.

  The Company's Board of Directors has proposed the following nominees for election as directors at the annual meeting:

                        NOMINEES FOR CLASS I DIRECTORS
          WITH TERMS EXPIRING AT THE ANNUAL MEETING IN THE YEAR 2001:

                                Stewart Bainum
                               Gerald W. Petitt
                              Jerry E. Robertson

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE ABOVE-NAMED NOMINEES AS DIRECTORS FOR A TERM OF THREE YEARS. Proxies solicited by the Board of Directors will be voted "FOR" the election of the nominees, unless otherwise instructed on the proxy card.

  Information is provided below with respect to each nominee for election and each director continuing in office. Should one or more of these nominees become unavailable to accept nomination or election as a director, the individuals named as proxies on the enclosed proxy card will vote the shares that they represent for the election of such other persons as the board may recommend, unless the board reduces the number of directors. The Board of Directors knows of no reason why any of the nominees will be unavailable or unable to serve.

NOMINEES FOR ELECTION AS DIRECTORS

Class I--Nominees for Terms Expiring in 2001

  STEWART BAINUM, 78, Vice Chairman of the Board of Manor Care and subsidiaries since March 1987; Chairman of the Board of Manor Care from August 1981 to March 1987, Chief Executive Officer from July 1985 to March 1987, President from May 1982 to July 1985; Chairman of the Board of ManorCare Health Services, Inc. ("MCHS") from 1968 to March 1987 and a Director since 1968; Director of Vitalink from September 1991 to September 1994; Chairman of the Board of the Company from 1972 to March 1987 and a Director from 1963 to November 1996 and since October 1997; Chairman of the Board of Realty Investment Company, Inc. since 1965; Director of Sunburst since November 1996.

  GERALD W. PETITT, 52, President and Chief Executive Officer of Creative Hotel Associates LLC since November 1996; Co-Chairman of the Company from January 1995 to November 1996 and a Director from December 1980 to November 1996 and since October 1997; President from June 1990 to January 1995 and Chief Operating Officer from December 1980 to January 1995; Director of Former Choice from November 1996 to October 1997; Director, Old Westbury Private Capital Fund LLC.

  JERRY E. ROBERTSON, PH.D., 65, Retired; Executive Vice President, 3M Life Sciences Sector and Corporate Services from November 1986 to March 1994; Director of the Company from 1989 to November 1996 and since October 1997;
Director: Manor Care, Allianz Life Insurance Company of North America, Cardinal, Inc., Coherent, Inc., Haemonetics Corporation, Medwave, Inc., Project Hope and Steris Corporation.

DIRECTORS WHOSE TERM OF OFFICE CONTINUE

Class II--Term Expires in 1999

  STEWART BAINUM, JR., 51, Chairman of the Board of the Company from March 1987 to November 1996 and since October 1997; Chairman of the Board of Sunburst since November 1996; Chairman of the Board and Chief Executive Officer of Manor Care and MCHS since March 1987; Chief Executive Officer of Manor Care since March 1987 and President since June 1989; Vice Chairman of the Board of Vitalink Pharmacy Services, Inc. ("Vitalink") since December 1994; Vice Chairman of the Board of Manor Care and subsidiaries from June 1982 to March 1987; Director of Manor Care since August 1981, of Vitalink since September 1991, of MCHS since 1976 and of the Company since 1977; Chief Executive Officer of MCHS since June 1989 and President from May 1990 to May 1991; Chairman of the Board and Chief Executive Officer of Vitalink from September 1991 to February 1995 and President and Chief Executive Officer from March 1987 to September 1991.

  WILLIAM R. FLOYD, 53, Chief Executive Officer of the Company since October 1997, Chief Executive Officer of Former Choice from October 1996 to October 1997; President of the Company since November 1997; Chief Operating Officer of Taco Bell Corp. (a subsidiary of PepsiCo) from July 1995 to October 1996, Chief Operating Officer of KFC (a subsidiary of PepsiCo) from August 1994 to July 1995; National Vice President of Taco Bell Company Operations from July 1992 to August 1994, Vice President of Taco Bell Eastern Operations from December 1990 to January 1992; Director, Friendly Hotels PLC since 1996.

  JAMES H. REMPE, 67, Senior Vice President, General Counsel and Secretary of Manor Care since August 1981 and of the Company from February 1981 to November 1996; Director of the Company since October 1997; Director: In Home Health Inc. and Vitalink Pharmacy Services, Inc.

Class III--Terms Expire 2000

  BARBARA BAINUM, 53, President, Secretary and Director of the Commonweal Foundation since December 1990, December 1984 and December 1994, respectively; Secretary and Director of Realty Investment Company, Inc. since July 1989 and March 1982, respectively; Family Services Agency, Gaithersburg, Maryland, Clinical Social Work since September 1994; Department of Social Services, Rockville, Maryland, Social Work Case Management from September 1992 to May 1993; member of the Boards of Trustees of Columbia Union College (September 1987 to May 1991) and Atlantic Union College (September 1985 to May 1987); Director of the Company since October 1997 and of Former Choice from November 1996 to October 1997.

  ROBERT C HAZARD, JR., 62, Chairman of Creative Hotel Associates LLC since November 1996; Co-Chairman of the Company from January 1995 to November 1996 and a Director from December 1980 to November 1996 and since October 1997; Chairman from June 1990 to January 1995 and Chief Executive Officer from December 1980 to January 1995; President from December 1980 to June 1990; Director of Former Choice from November 1996 to October 1997. Director:
Outrigger Enterprises and United States National Tourism Organization, Inc..

  FREDERIC V MALEK, 61, Chairman of Thayer Capital Partners since March 1993; Co-Chairman of CB Commercial Real Estate Group, Inc. from April 1989 to October 1996; Campaign Manager for Bush-Quayle '92 from January 1992 to November 1992; Vice Chairman of NWA, Inc. (airlines), July 1990 to December 1991; Director of the Company from 1990 to November 1996 and since October 1997; Director: Manor Care, Sunburst, American Management Systems, Inc., Automatic Data Processing Corp., CB Commercial Real Estate Group, Inc., FPL Group, Inc. (an affiliate of Florida Power and Light-power company), Northwest Airlines and various Paine Webber mutual funds.

THE BOARD OF DIRECTORS

  At the time of the Spinoff, Barbara Bainum, Jerry E. Robertson, Robert C. Hazard, Jr., Gerald W. Petitt and William R. Floyd resigned from the Board of Directors of Former Choice and were elected, along with James H. Rempe, to the Board of Directors of the Company. Stewart Bainum, Jr., Stewart Bainum and Frederic V. Malek remained on the Board of Directors of Former Choice (now Sunburst) and were also elected to the Board of Directors of the Company.

  The Board of Directors is responsible for overseeing the overall performance of the Company. Members of the board are kept informed of the Company's business through discussions with the Chairman, the Chief Executive Officer and other members of the Company's management, by reviewing materials provided to them and by participating in board and committee meetings. From October 15, 1997 (the date the Spinoff was consummated), the Board of Directors has consisted of nine directors, four of whom were not present or past officers of the Company. From October 15, 1997 to December 31, 1997, the Board of Directors held one meeting and each director attended the meeting of the Board of Directors and all of the committees of the Board of Directors on which such director served.

COMMITTEES OF THE BOARD

  The standing committees of the Board of Directors include the Audit Committee, the Compensation/Key Executive Stock Option Plan Committee and the Compensation/Key Executive Stock Option Plan Committee No. 2. At the January 27, 1998 Board Meeting, the Nominating Committee was abolished and the Nominating and Corporate Governance Committee was established. The current members of the standing committees are as follows:

     COMPENSATION/KEY EXECUTIVE STOCK OPTION          NOMINATING AND CORPORATE
     PLAN COMMITTEE                                   GOVERNANCE COMMITTEE
     Jerry E. Robertson, Chair                        Gerald W. Petitt, Chair
     Stewart Bainum                                   Jerry E. Robertson
     Frederic V. Malek                                Frederic V. Malek
     Barbara Bainum                                   Robert C. Hazard, Jr.
     COMPENSATION/KEY EXECUTIVE STOCK OPTION          AUDIT COMMITTEE
     PLAN COMMITTEE NO. 2
     Jerry E. Robertson, Chair                        Frederic V. Malek, Chair
     Frederic V. Malek                                Jerry E. Robertson
     Barbara Bainum                                   Gerald W. Petitt

  The Compensation/Key Executive Stock Option Plan Committees administer the Company's stock option plans and grant stock options thereunder, review compensation of officers and key management employees, recommend development programs for employees such as training, bonus and incentive plans, pensions and retirement, and review other employee fringe benefit programs. The Compensation/Key Executive Stock Option Plan Committees each met twice during the period from October 15, 1997 to December 31, 1997.

  The Nominating and Corporate Governance Committee is responsible for administering the Choice Hotels Corporate Governance Guidelines, determining size and composition of the Board, recommending candidates to fill vacancies on the Board, determining actions to be taken with respect to directors who are unable to perform their duties, setting the company's policies regarding the conduct of business between the company and any other entity affiliated with a director and determining the compensation of non-employee directors. The Corporate Governance Guidelines are a set of principles which provide a benchmark of what is "good" corporate governance. The main tenets of the Guidelines are:

  .  Create value for shareholders by promoting their interests

  .  Focus on the future: formulate and evaluate corporate strategies

  .  Duty of loyalty to the Company by Directors

  .  Annual CEO evaluation by independent directors

  .  Annual approval of 3-year plan and one-year operating plan

  .  Annual assessment of Board effectiveness by Nominating/Governance
     Committee

  .  No interlocking directorships

  . Directors are required to reach and maintain ownership of $100,000 of Company stock

  .  Annual report of succession planning and management development by CEO

The Nominating and Corporate Governance Committee was established in January, 1998 and therefore held no meetings in the twelve month period ended December 31, 1997.

  The Audit Committee reviews the scope and results of the annual audit, reviews and approves the services and related fees of the Company's independent public accountants, reviews the Company's internal accounting controls and reviews the Company's Internal Audit Department and its activities.

COMPENSATION OF DIRECTORS

  The Company has adopted the Choice Hotels International, Inc. Non-Employee Director Stock Option and Deferred Compensation Stock Purchase Plan. Part A of the Plan provides that eligible non-employee directors are granted options to purchase 5,000 shares of the Company's common stock on their first date of election and are granted options to purchase 1,000 shares on their date of election in subsequent calendar years. Part B of the Plan provides that eligible non-employee directors may elect, prior to May 31 of each year, to defer a minimum of 25% of committee fees earned during the ensuing fiscal year. The fees which are so deferred will be used to purchase the Company's common stock on the open market within 15 days after December 1, February 28 and May 31 of such fiscal year. Pending such purchases, the funds will be credited to an Interest Deferred Account, which will be interest bearing. Stock which is so purchased will be deposited in a Stock Deferred Account pending distribution in accordance with the Plan. In connection with the Spinoff, the Board of Directors determined that Barbara Bainum, Jerry E. Robertson, Robert C. Hazard, Jr. and Gerald W. Petitt would forego the initial grant of 5,000 options under Part A of the plan in exchange for the continued vesting of options granted under the identical plan of Former Choice which otherwise would have lapsed upon their resignation from the Board of Directors of Former Choice.

  Pursuant to the Non-Employee Director Stock Compensation Plan adopted by the Company, eligible non-employee directors will receive annually, in lieu of cash, restricted shares of the Company's common stock, the fair market value of which at the time of grant will be equal to $30,000, which will represent the Board of Directors retainer and meeting fees. In addition, all non-employee directors receive $1,610 per diem for Committee meetings attended and are reimbursed for travel expenses and other out-of-pocket expenses.

  Directors who are employees of the Company receive no separate remuneration for their services as directors.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth the amount of the Company's common stock beneficially owned by (i) each director of the Company, (ii) the Company's chief executive officer and the other four most highly compensated executive officers (the "Named Officers"), (iii) all officers and directors of the Company as a group and (iv) all persons who are expected to own beneficially more than 5% of the Company's common stock, as of March 12, 1998, the Record Date. Unless otherwise specified, the address for each of them is 10750 Columbia Pike, Silver Spring, Maryland 20901.

                                                  SHARES OF
                                                 COMMON STOCK      PERCENT OF
                                                 BENEFICIALLY        SHARES
        NAME OF BENEFICIAL OWNER                    OWNED        OUTSTANDING(1)
        ------------------------                 ------------    --------------
   Stewart Bainum, Jr. .........................  16,041,777(2)      26.69%
   Stewart Bainum...............................  10,194,595(3)      17.17%
   Barbara Bainum...............................   5,521,754(4)       9.24%
   Michael J. DeSantis..........................         900           *
   William R. Floyd.............................     153,873(5)        *
   Robert C. Hazard, Jr. .......................      41,187(6)        *
   Frederic V. Malek............................       8,443(7)        *
   Thomas Mirgon................................       8,990(8)        *
   Gerald W. Petitt.............................      87,240(9)        *
   James H. Rempe...............................     177,808(10)       *
   Jerry E. Robertson, Ph.D. ...................      24,074(11)       *
   Barry L. Smith...............................      21,641(12)       *
   Rodney Sibley (13)...........................      41,733(14)       *
   All Directors and Officers as a Group (13
    persons)....................................  20,908,946(15)     34.98%
   Bruce Bainum.................................   5,512,302(16)      9.16%
   Ronald Baron.................................  19,712,033(17)     26.23%

--------
  * Less than 1% of class.

 (1) Percentages are based on 59,741,072 shares outstanding on March 12, 1998 (the "Record Date") plus, for each person, the shares which would be issued assuming that such person exercises all options it holds which are exercisable on such date or become exercisable within 60 days thereafter.

 (2) Includes 549,152 shares owned directly by the Stewart Bainum, Jr. Declaration of Trust dated March 13, 1996, the sole trustee and beneficiary of which is the reporting person. Also includes 5,417,761 shares owned by Bainum Associates Limited Partnership ("Bainum Associates") and 4,415,250 shares owned by MC Investments Limited Partnership ("MC Investments"), in both of which Mr. Bainum, Jr. is managing general partner with the sole right to dispose of the shares; 3,567,869 shares held directly by Realty Investment Company, Inc. ("Realty"), a real estate management and investment company in which Mr. Bainum, Jr. has shared voting authority; 1,779,628 shares owned by Mid Pines Associates Limited Partnership ("Mid Pines"), in which Mr. Bainum, Jr. is managing general partner and has shared voting authority and 300 shares owned by the Foundation for Maryland's Future, in which Mr. Bainum, Jr. is the sole director. Also includes 311,669 shares which Mr. Bainum, Jr. has the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days after the Record Date, and 148 shares which Mr. Bainum, Jr. has the right to receive upon termination of his employment with the Company pursuant to the terms of the Choice Hotels International, Inc. Non-Qualified Retirement Savings and Investment Plan ("Non- Qualified Savings Plan").

 (3) Includes 3,907,226 shares held directly by the Stewart Bainum Declaration of Trust, of which Mr. Bainum is the sole trustee and beneficiary, his joint interest in 847,379 shares owned by Bainum Associates and 995,663 shares owned by MC Investments, each of which is a limited partnership in which Mr. Bainum has joint ownership with his wife as a limited partner and as such has the right to acquire at any time a number of shares equal in value to the liquidation preference of their limited partnership interests; 3,567,869 shares held directly by Realty, in which Mr. Bainum and his wife have shared voting authority; and 70,305 shares held by the Commonwealth Foundation of which Mr. Bainum is Chairman of the Board of Directors and has shared voting authority. Also includes 798,711 shares held by the Jane L. Bainum Declaration of Trust, the sole trustee and beneficiary of which is Mr. Bainum's wife, and 3,666 shares which Mr. Bainum has the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days after the Record Date. Also includes 3,776 shares of restricted stock granted by the issuer to Mr. Bainum under the Choice Hotels International, Inc. Non-Employee Director Stock Compensation Plan (the "Non-Employee Director Stock Compensation Plan") which are not vested but which Mr. Bainum has the right to vote.

 (4) Includes 101,697 shares owned directly by Ms. Bainum. Also includes 1,779,628 shares owned by Mid Pines, in which Ms. Bainum's trust is a general partner and has shared voting authority, 3,567,869 shares owned by Realty, in which Ms. Bainum's trust has voting stock and shares voting authority and 70,305 shares owned by the Commonwealth Foundation, in which Ms. Bainum is President and Director and has shared voting authority. Also includes 2,255 shares of restricted stock issued to Ms. Bainum which shares are not vested, but which Ms. Bainum has the right to vote.

 (5) Includes 28,950 shares held directly and 56,980 shares of restricted shares granted pursuant to Mr. Floyd's employment agreement which are not yet vested, but which Mr. Floyd has the right to vote. Also includes 68,303 shares which Mr. Floyd has the right to acquire pursuant to stock options which are currently exercisable or become exercisable within 60 days of the Record Date.

 (6) Includes 38,404 shares owned directly by Mr. Hazard; 2,255 restricted shares granted under the Non-Employee Director Stock Compensation Plan, which are not yet vested, but which Mr. Hazard has the right to vote, and 113 and 415 shares, respectively, which Mr. Hazard has the right to receive upon termination of his employment pursuant to the terms of the Choice Hotels International, Inc. Retirement Savings and Investment Plan ("401(k) Plan") and the Non-Qualified Savings Plan.

 (7) Includes 1,000 shares owed directly; 3,667 shares which Mr. Malek has the right to acquire pursuant to stock options which are presently exercisable or exercisable within 60 days of the Record Date and 3,776 restricted shares granted under the Non-Employer Director Stock Compensation Plan which are not vested, but which Mr. Malek has the right to vote.

 (8) Consists of shares which Mr. Mirgon has the right to receive pursuant to stock options which are currently exercisable or exercisable within 60 days of the Record Date.

 (9) Includes 76,324 shares held directly by Mr. Petitt and 8,661 shares held in trust for minor children for which Mr. Petitt is trustee. Beneficial ownership of such shares is disclaimed. Also includes 2,255 restricted shares granted under the Non-Employee Director Stock Compensation Plan which are not yet vested, but which Mr. Petitt has the right to vote.

 (10) Includes 126,144 shares which Mr. Rempe has the right to acquire pursuant to stock options which are presently exercisable or exercisable within 60 days of the Record Date. Also includes 993 restricted shares granted under the Non-Employee Director Stock Corporation Plan which are not yet vested, but which Mr. Rempe has the right to vote.

(11) Includes 948 shares held directly by Mr. Robertson and 15,500 shares owned by the JJ Robertson Limited Partnership, of which Mr. Robertson and his wife are the general partners with shared voting authority and 2,783 restricted shares granted under the Non-Employee Director Stock Compensation Plan which are not yet vested, but which Mr. Robertson has the right to vote. Also includes 4,029 shares which Mr. Robertson has the right to acquire pursuant to stock options which are presently exercisable or exercisable within 60 days of the Record Date and 814 shares acquired pursuant to the Choice Hotels International, Inc. Non-Employee Director Stock Option and Deferred Compensation Stock Purchase Plan.

(12) Includes 20,827 shares which Mr. Smith has the right to acquire pursuant to stock options which are presently exercisable or exercisable within 60 days of the Record Date and 254 shares and 555 shares, respectively which Mr. Smith has the right to receive upon termination of his employment pursuant to the terms of the 401(k) Plan and the Non-Qualified Savings Plan.

(13) Mr. Sibley's employment with the Company was terminated in November 1997.

(14) Includes 27,031 shares held directly by Mr. Sibley and 14,702 shares which Mr. Sibley has the right to acquire pursuant to stock options which are presently exercisable or exercisable within 60 days of the Record Date.

(15) Includes a total of 730,779 shares which the officers and directors included in the group have the right to acquire pursuant to stock options which are presently exercisable, or exercisable within 60 days of the Record Date, and a total of 1,994 shares and 3,528 shares, respectively, which such directors and officers have the right to receive upon termination of their employment with the Company pursuant to the terms of the 401 (k) Plan and the Non-Qualified Savings Plan.

(16) Includes 94,500 shares owned directly by Mr. Bainum. Also includes 1,779,628 shares owned by Mid Pines, in which Mr. Bainum is a general partner and has shared voting authority, 3,567,869 shares owned by Realty in which Mr. Bainum's trust has voting stock and shares voting authority and 70,305 shares owned by the Commonwealth Foundation, in which Mr. Bainum is a Director and has shared voting authority. Mr. Bainum's address is 8737 Colesville Road, Suite 800, Silver Spring, Maryland, 20910.

(17) As of February 3, 1998 based on a Schedule 13-D, as amended, filed by Mr. Baron with the Securities and Exchange Commission (the "Commission"). Mr. Baron's address is 450 Park Avenue, Suite 2800, New York, New York 10022. Pursuant to a letter agreement dated February 4, 1998 between the Company, Mr. Baron and entities under the control of Mr. Baron (together with Mr. Baron, the "Baron Entities"), each Baron Entity covenanted not to (i) acquire any additional shares of stock or security convertible into stock of the Company; (ii) take any action or participate in any transaction which may constitute an event of default under the Existing Credit Facility or (iii) seek representation on the Board of Directors of the Company.

  THE FOLLOWING COMPENSATION COMMITTEE REPORT AND THE PERFORMANCE GRAPH THAT APPEARS IMMEDIATELY AFTER SUCH REPORT SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  There are currently two compensation committees for the Company, the Compensation/Key Executive Stock Option Plan Committee and the Compensation/Key Executive Stock Option Plan Committee No. 2 ("Committee No. 2") (collectively, the "Committee"). The role of Committee No. 2, which is comprised of "outside directors" as defined in Section 162(m)(3) of the Code, is to approve awards under the 1997 Long-Term Incentive Plan to the Chief Executive Officer and the Named Officers defined below. The current members of the Committee, Messrs. Robertson (Chairman), Bainum (not a member of Committee No. 2), Malek and Ms. Bainum, were appointed effective November 21, 1997.

  As a wholly-owned subsidiary of Former Choice prior to the Spinoff, most of the decisions and actions pertaining to the executive officers of the Company for the year ended December 31, 1997 were either approved by the Compensation Committee of the board of Former Choice or by an executive officer of Former Choice. However, the current members of the Company's Compensation Committee were also members of Former Choice's Compensation Committee during the period from January 1, 1997 to October 15, 1997.

  The following philosophy and principles have been set forth as a framework within which the Committee will operate.

COMPENSATION COMMITTEE PHILOSOPHY AND GUIDING PRINCIPLES

  .  Attract and retain talented management;

  . Closely align management's interests and actions with those of shareholders through the establishment of appropriate award vehicles;

  . Reward employees for enhancing shareholder value through sustained improvement in earnings per share;

  . Position base pay at market so that the Company can vary total compensation costs with financial results by means of variable pay; and

  . Recognize the concept that executive officers individually, and as a group, should have a significant ownership stake in the Company.

EXECUTIVE COMPENSATION POLICIES

 Compensation Levels

  The Committee relates total compensation levels for the Company's executive officers to the total compensation paid to similarly situated executives based on various independently published compensation surveys, primarily conducted and evaluated by independent consultants. Summary data on companies of similar size in the service sector are used as the primary comparison and companies in the hotel industry are used as a secondary comparison. Total compensation is targeted to approximate the median of the competitive market data and comparison companies. However, because of the performance-oriented nature of the incentive programs, total compensation may exceed market norms when the Company's targeted performance goals are exceeded. Similarly, total compensation may lag the market when performance goals are not achieved. Compensation for the executive officers, other than the Chief Executive Officer, was set in June 1997, prior to the Spinoff. For the twelve months ended December 31, 1997, compensation for the President and Chief Executive Officer was slightly below the median while compensation for all of the other executive officers, as a group, was at or above the median.

  One of the comparison companies, LaQuinta Hotel Corporation, was not included as part of the Peer Group Index (defined below) for the performance graph, see "Performance Graph", because it is solely an owner and manager of hotels and has no franchise operations. It was included as a comparison company for compensation purposes because such comparison was done before the Spinoff.

 Policy with Respect to Qualifying Compensation for Deductibility

  The Company's policy with respect to the deductibility limit of Section 162(m) of the Internal Revenue Code generally is to preserve the federal income tax deductibility of compensation paid when it is appropriate and is in the best interests of the Company and its stockholders. However, the Company reserves the right to authorize the payment of nondeductible compensation if it deems that is appropriate. In connection with William R. Floyd's employment agreement, Mr. Floyd was granted 85,470 non-performance based restricted shares of Company Common Stock which vest in three equal annual installments beginning November 4, 1997. Additionally, the employment agreement provides for options to purchase 207,693 shares of Company Common Stock which were granted outside of the 1996 Incentive Plan and which vest in five equal monthly installments beginning November 4, 1997. Upon the exercise of such options by Mr. Floyd during any fiscal year, his gain (the difference between the fair market value on the date of exercise and the exercise price) will be included in calculating the compensation for that fiscal year for which the federal income tax deduction is disallowed. The Committee intends to monitor the Company's compensation programs with respect to such laws.

 Annual Compensation

  The base salary pay practice as previously adopted by the Former Choice Compensation Committee is to target compensation at the 55th percentile of the market range among the comparison groups for a particular position and to adjust as appropriate for experience and performance.

  Because the Company was previously on a May 31 fiscal year end, annual merit adjustments for the executive officers affecting compensation paid in the twelve months ended December 31, 1997 were set in July 1996 and June 1997. With the change in fiscal year to December 31, annual merit reviews will occur in February commencing in 1998.

  Awards under the annual cash bonus program for the fiscal year ended May 31, 1997 were based on certain performance measurements, which were based 60% on achieving targeted gross operating profits, 20% on licensee/customer satisfaction goals and 20% on RevPAR. For the this period, actual performance exceeded the measurement goals for each component. For the seven months ended December 31, 1997, the Committee revised the performance measurements to focus heavily on management's responsibility to deliver earnings per share based on earnings per share from continuing operations at established annual targets. For executive officers other than the Chief Executive Officer, the proposal also includes specific performance objectives directly accountable to the executive officer. These performance objectives, where applicable, could include licensee/customer satisfaction and RevPAR and would incorporate each executive officer's accountability for the successful execution of key initiatives tied to achievement of the Company's strategic plan. For the seven month period ended December 31, 1997, the awards under the annual cash bonus program were based 75% on achieving increased earnings per share and 25% on achieving performance objectives. For this period, actual performance exceeded the goals for earnings per share.

 Long-Term Incentives

  The Company will award long-term incentives under the 1997 Incentive Plan. The plan gives the Compensation Committee the latitude of awarding Incentive Stock Options, non-qualified stock options, restricted stock, and other types of long-term incentive awards. The recommended awards were developed by analyzing peer group average market data and the Company's past practice. The Compensation Committee reviewed and approved a Stock Option Guide Chart for the Company's executives which had previously been used by Former Choice. The Stock Option Guide Chart utilized a market based salary multiple to establish a competitive range of stock options from which executive awards could be determined.

 Compensation of the Chief Executive Officer

  Mr. Floyd's base salary is established by his rights under his employment agreement, approved by the Former Choice Compensation Committee and ratified by the Compensation Committee. The base salary is reviewed each year by the Committee and is subject to merit increases based primarily on his achievement of performance objectives and the comparison to competitive market data and the comparison companies. The performance objectives vary from year to year but in general relate to such matters as positioning the Company for growth, achieving the Company's strategic plan and other various financial goals. Although no specific weights are assigned to any particular objective, a greater emphasis is placed on corporate and personal performance than on competitive practices within the industry. In September 1997, the Former Choice Compensation Committee approved a 5% merit increase to Mr. Floyd's base salary.

  Under the annual cash bonus program, Mr. Floyd has the potential to be awarded up to 60% of his base salary if bonus objectives are achieved. Unlike the other executive officers, Mr. Floyd's bonus objectives are tied 100% to earning per share. For the fiscal year ended May 31, 1997 and the seven month period ended December 31, 1997, actual performance exceeded the goals for earnings per share.

                          THE COMPENSATION COMMITTEE

                         Jerry E. Robertson, Chairman
               Stewart Bainum (not a member of Committee No. 2)
                               Frederic V. Malek
                                Barbara Bainum

                               PERFORMANCE GRAPH

  The following graph compares the performance of Choice common stock with the performance of the New York Stock Exchange Composite Index ("NYSE Composite Index") and a peer group index (the "Peer Group Index") by measuring the changes in common stock prices from October 16, 1997, plus assumed reinvested dividends. The Commission's rules require that the Company select a peer group in good faith with which to compare its stock performance by selecting a group of companies in lines of business similar to its own. Accordingly, the Company has selected a peer group that includes companies which are actively traded on the New York Stock Exchange and the NASDAQ Stock Market and which are in the franchising and/or hospitality industry. The common stock of the following companies have been included in the Peer Group Index: Prime Hospitality Corporation, Marriott International, Inc., Promus Hotel Corporation, HFS, Inc. and Hilton Hotels Corp. On Decenmber 18, 1997, HFS, Inc. was merged into Cendant Corporation and its stock was delisted.

  The graph assumes that $100 was invested on October 16, 1997, in each of Choice common stock, the NYSE Composite Index and the Peer Group Index, and that all dividends were reinvested. In addition, the graph weighs the constituent companies on the basis of their respective capitalization, measured at the beginning of each relevant time period.




                        COMPARISON OF CUMULATIVE RETURN
           AMONG CHOICE HOTELS, NYSE COMPOSITE INDEX AND PEER GROUP

                             [GRAPH APPEARS HERE]



                            [PLOT POINTS FOR GRAPH}

                         OCTOBER 10,  OCTOBER 31,  NOVEMBER 28,  DECEMBER 31,
                            1997        1997           1997         1997
                         -----------  -----------  ------------  ------------

CHOICE HOTELS              100           103.3         102.6         94.1
NYSE COMPOSITE INDEX       100            95.1          98.9        101.5
PEER GROUP                 100            94.2          94.8        100.6

                            EXECUTIVE COMPENSATION

  Compensation received by the Named Officers prior to consummation of the Former Choice Spinoff was paid by Manor Care. Compensation received by the Named Officers after the Former Choice Spinoff, but prior to the Spinoff, was paid by Former Choice. Compensation received by the Choice Named Officers after the Spinoff was paid by the Company.

                          SUMMARY COMPENSATION TABLE

                                      ANNUAL
                                  COMPENSATION(1)               LONG-TERM COMPENSATION
                                 -----------------              --------------------------
                                                                RESTRICTED
   NAME AND PRINCIPAL    FISCAL                                   STOCK       STOCK OPTION      ALL OTHER
        POSITION         YEAR(1)  SALARY   BONUS    OTHER       AWARDS($)     SHARES(#)(2)   COMPENSATION(3)
   ------------------    ------- -------- -------- --------     ----------    ------------   ---------------
Stewart Bainum, Jr.(4)..  1997A  $148,310 $ 47,683         (5)        --            --               --
 Chairman                 1997B   656,357  388,520         (5)        --         60,000(6)           --
                          1996    625,102  337,555         (5)        --         60,000(7)      $ 33,543
William R. Floyd(8).....  1997A   437,260  267,233 $139,403(9)        --         65,000(10)          --
 President and Chief      1997B   270,373  146,001  107,833(11)  $250,000(12)   307,693(13)          --
 Executive Officer        1996        --       --       --            --            --               --
Barry L. Smith..........  1997A   254,231  108,000         (5)        --         37,900(14)       11,086
 Sr. Vice President,      1997B   240,000  108,000         (5)        --         25,000(15)       11,086
 Marketing Officer        1996    233,650  116,820         (5)        --          5,000(16)       10,427
Thomas Mirgon(17).......  1997A   188,423   51,315 $169,624(18)       --          7,100(19)          --
 Senior Vice President,   1997B    58,477   26,315         (5)        --         40,000(20)          --
 Human Resources and      1996        --       --       --            --            --               --
 Partner Services
Michael J. DeSantis
 (21)...................  1997A   122,870   19,204         (5)        --         40,000(22)          --
 President                1997B    99,530    3,477                    --            --               --
                          1996     35,625       --                    --            --               --
Rodney Sibley (23)......  1997A   308,970  139,105   31,382(24)       --         47,400(25)      177,329(26)
                          1997B   309,123  139,105         (5)        --         30,000(27)       27,329
                          1996    423,858      --          (5)        --            --            27,329

-------
 (1) On September 16, 1997, the Company changed its fiscal year end from May 31 to December 31. Accordingly, the summary compensation information presented is for the twelve months ended December 31, 1997 ("1997A"), the fiscal year ended May 31, 1997 ("1997B") and the fiscal year ended May 31, 1996 ("1996"). Summary compensation data paid to the Named Officers during the period between January 1, 1997 and May 31, 1997 are reflected in each of the 1997A and 1997B periods.

 (2) For Messrs. Bainum, Jr., Smith and Sibley, the grants in fiscal years 1997B and 1996 represent options to purchase shares of Manor Care common stock. In connection with the Former Choice Spinoff, the options to purchase Manor Care common stock were converted, in some cases 100%, to options to purchase Former Choice common stock. For Messrs. Floyd and Mirgon with respect to grants in 1997B and for all of the Named Officers with respect to grants in 1997A, represents options to acquire shares of Former Choice common stock. In connection with the Spinoff, the options to purchase Former Choice common stock were converted to successor options to purchase Company common stock and Sunburst common stock. In all cases, however, the exercise prices were adjusted to maintain the same financial value to the option holder before and after the Former Choice Spinoff and the Spinoff.

 (3) Represents amounts contributed by Manor Care for 1996, Former Choice for 1997B and Former Choice/Sunburst for 1997A under their respective 401(k) Plan and Non-Qualified Savings Plan, which provide retirement and other benefits to eligible employees, including the Named Officers. The value of the amounts contributed in stock by Former Choice during 1997B and 1997A under the 401(k) Plan and Non-qualified Savings Plan, respectively, for the Named Offices were as follows: Mr. Smith, $3,696 and $7,390 and Mr. Sibley, $9,000 and $18,329.

 (4) For part of 1997B and all of 1996, Mr. Bainum, Jr. was the Chairman and Chief Executive Officer of Manor Care and Former Choice. In November, 1996, he resigned as Chief Executive Officer of Former Choice. The compensation reflected for 1997B and 1996 is the total compensation received for services rendered to both Manor Care and Former Choice. For the period between January 1, 1997 and October 15, 1997, the amount of compensation paid solely by Former Choice was $132,533 for base salary and $47,683 for bonus. From October 15, 1997 to December 31, 1997 the amount of compensation paid solely by the Company was $15,777 for the period between October 16, 1997 and December 31, 1997.

 (5) The value of perquisites and other compensation does not exceed the lesser of $50,000 or 10% of the amount of annual salary and bonus paid as to any of the Named Officers.

 (6) In connection with the Spinoff, these options were converted into options to acquire 60,000 shares of Company common stock at an exercise price of $12.1130 and 20,000 shares of Sunburst common stock at an exercise price of $7.1894.

 (7) In connection with the Spinoff, these options were converted into options to acquire 60,000 shares of Company common stock at an exercise price of $9.2807 and 20,000 shares of Sunburst common stock at an exercise price of $5.5083.

 (8) Mr. Floyd's employment as Chief Executive Officer of Former Choice and the Company commenced October 16, 1996.

 (9) Consists of $127,703 in relocation expenses (including $107,831 reported under 1997B) and $11,700 in automobile allowance.

(10) In connection with the Spinoff, these options were converted into options to purchase 71,631 shares of Company common stock at an exercise price of $16.488 and 10,833 shares of Sunburst common stock at an exercise price of $9.786.

(11) Consists of relocation expenses.

(12) Represents a grant of 85,470 restricted shares of Former Choice common stock granted on November 4, 1996. The shares vest in three equal annual installments beginning on November 4, 1997. The restricted shares are entitled to dividends and in connection with the Spinoff, Mr. Floyd received 85,470 shares of Company common stock as a dividend on such shares of Former Choice common stock, of which 56,980 remain unvested.

(13) In connection with the Spinoff, these options were converted into options to purchase 341,515 shares of Company common stock at an exercise price of $12.2095 and 45,584 shares of Sunburst common stock at an exercise price of $7.2466.

(14) In connection with the Spinoff, these options were converted into options to purchase 42,586 shares of Company common stock at an exercise price of $13.2008 and 4,738 shares of Sunburst common stock at an exercise price of $7.835.

(15) In connection with the Former Choice Spinoff and the Spinoff, these options were converted into options to acquire 77,624 shares of Company common stock at an exercise price of $12.113 and 6,819 shares of Sunburst common stock at an exercise price of $7.1894.

(16) In connection with the Former Choice Spinoff, these options were converted into options to acquire 15,183 shares of Company common stock at an exercise price of $9.2807 and 1,023 shares of Sunburst common stock at an exercise price of $5.5083.

(17) Mr. Mirgon's employment with the Company and Former Choice commenced March 3, 1997.

(18) Consists of $160,994 in relocation expenses and $8,630 in automobile allowance.

(19) In connection with the Spinoff, these options were converted into options to purchase 7,878 shares of Company common stock at an exercise price of $13.2008 and 888 shares of Sunburst common stock at an exercise price of $7.835.

(20) In connection with the Spinoff, these options were converted into options to purchase 44,946 shares of Company common stock at an exercise price of $13.0043 and 5,000 shares of Sunburst common stock at an exercise price of $7.7421.

(21) Mr. DeSantis' employment commenced in January 1996. He was appointed Senior Vice President, General Counsel and Secretary in June 1997.

(22) In connection with the Spinoff, these options were converted into options to purchase 44,946 shares of Company common stock at an exercise price of $13.2008 and 5,000 shares of Sunburst common stock at an exercise price of $7.835.

(23) Prior to 1997A, Mr. Sibley's compensation was based on commissions. Mr. Sibley's employment was terminated in November 1997.

(24) Consists of $29,029 in relocation expenses and $2,353 in automobile allowance.

(25) In connection with the Spinoff, these options were converted into options to purchase 53,261 shares of Company common stock at an exercise price of $13.2008 and 5,925 shares of Sunburst common stock at an exercise price of $7.835.

(26) In connection with his resignature, Mr. Sibley was paid $150,000.

(27) In connection with the Former Choice Spinoff and the Spinoff, these options were converted into options to acquire 93,149 shares of Company common stock at an exercise price of $12.113 and 8,182 shares of Sunburst common stock at an exercise price of $7.1894.

                          STOCK OPTION GRANTS IN 1997

                                            INDIVIDUAL GRANTS
                          -----------------------------------------------------
                                                                                  POTENTIAL REALIZABLE
                                                                                  VALUE OF ASSUMED RATE
                                           PERCENTAGE OF                             OF STOCK PRICE
                                   NUMBER  TOTAL OPTIONS                            APPRECIATION FOR
                                     OF    GRANTED TO ALL  EXERCISE                   OPTION TERM(2)
                                   OPTIONS  EMPLOYEES IN  BASE PRICE EXPIRATION   ---------------------
          NAME            COMPANY* GRANTED      1997      PER SHARE     DATE                  10%(4)
          ----            -------- ------- -------------- ---------- ----------     5%(3)   -----------
Stewart Bainum, Jr......     CHH        0       --              --        --            --          --
                             SNB        0       --              --        --            --          --
                                   ------
                             Total      0
William R. Floyd(5).....     CHH   71,431        (6)       $ 16.488   9/16/07       740,682   1,114,066
                             SNB   10,833        (7)       $  9.786   9/16/07        66,670     168,955
                                   ------
                             Total 82,264
Barry L. Smith (5)......     CHH   42,586        (6)       $13.2008   6/24/07       353,544     895,954
                             SNB    4,738        (7)       $  7.835   6/24/07        23,346      59,163
                                   ------
                             Total 47,324
Thomas Mirgon (5).......     CHH   44,946        (6)       $13.0443   2/25/07       368,714     934,395
                             CHH    7,978        (7)       $13.2008   6/24/07        66,232     167,846
                             SNB    5,000        (6)       $ 7.7421   2/25/07        24,345      61,694
                             SNB      888        (7)       $  7.835   6/24/07         4,375      11,088
                                   ------
                             Total 58,812
Michael J. DeSantis (5).     CHH   44,946        (6)       $13.2008   6/24/07       373,137     945,605
                             SNB    5,000        (7)       $  7.835   6/24/07        24,637      62,435
                                   ------
                             Total 49,946
Rodney Sibley (5).......     CHH   53,261        (6)       $13.2008   6/24/07(8)    442,167   1,120,542
                             SNB    5,925        (7)       $  7.835   6/24/07(8)     29,194      73,985
                                   ------
                             Total 59,186

--------
 * References to CHH are to the Company and SNB are to Sunburst.

 1. Options granted to the Named Officers were granted prior to the Spinoff and were thus granted as options to purchase Former Choice common stock. In connection with the Spinoff, these options to purchase Former Choice common stock were converted to options to purchase Company common stock and Sunburst common stock. In all cases, however, the exercise prices were adjusted to maintain the same financial value to the option holder before and after the Spinoff. The number of options set forth in the table represent the number of Company and Sunburst options and the adjusted exercise prices after the conversion.

 2. The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast future possible appreciation, if any, of the stock price. Since options are granted at market price, a zero percent gain in the stock price will result in no realizable value to the optionees.

 3. A 5% per year appreciation in stock price from $16.488 per share yields $10.3692, from $9.786 per share yields $6.1544, from $13.2008 per share yields $8.3019, from $7.835 per share yields $4.9274, from $13.0443 per share yields $8.2035 and from $7.7421 per share yields $4.8690.

 4. A 10% per year appreciation in stock price from $16.488 per share yields $26.2776, from $9.786 per share yields $15.5964, from $13.2008 per share yields $21.0387, from $7.835 per share yields $12.4970, from $13.0443 per share yields $20.7893 and from $7.7421 per share yields $12.3389.

 5. The options granted to the officers vest at the rate of 20% per year on the first through the fifth anniversaries of the date of the stock option grant.

 6. In the twelve months ended December 31, 1997, the Company only granted options to two individuals for a total of 120,000 options granted. All other outstanding Company options (including those listed in this table) were issued in connection with the conversion of Former Choice options in the Spinoff.

 7. The options presented in this table are presented post-conversion from Spinoff. Since the option grants presented in the table were granted prior to the Spinoff conversion, the percentage of Former Choice/Sunburst options is not presented as it would not be equivalent to the percentage if calculated on a pre-Spinoff basis.

 8. In connection with Mr. Sibley's resignation, the expiration date of these options was changed to 7/5/01.

                       CHOICE HOTELS INTERNATIONAL, INC.
               10750 Columbia Pike, Silver Spring, Maryland 20901

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                       FOR ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD APRIL 29, 1998

The undersigned hereby appoints JERRY E. ROBERTSON and FREDERIC V. MALEK, and each of them, the true and lawful attorneys and proxies, with full power of substitution, to attend the Annual Meeting of Stockholders of Choice Hotels International, Inc. (the "Company") to be held on April 29, 1998 at 9:00 a.m. in the Ballroom located at the Quality Suites Shady Grove, 3 Research Court, Rockville, Maryland and at any adjournment thereof, and to vote all shares of common stock held of record which the undersigned could vote, with all the powers the undersigned would possess if personally present at such meeting, as designated below.

All shares of Company common stock that are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated herein. If no instructions are indicated for Item 1, such proxies will be voted in accordance with the Board of Directors' recommendation as set forth herein with respect to such proposal(s).

--------------------------------------------------------------------------------

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR ITEM 1.

 (1) Election of two Directors: / /  FOR all nominees listed below:
                                / /  WITHHOLD AUTHORITY to vote FOR all
                                     nominees listed below:

            STEWART BAINUM, GERALD W. PETTIT and JERRY E. ROBERTSON

(Instructions:  to withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

    ----------------------------------------------------------------------


     If you plan to attend the Annual Meeting of Stockholders, please mark the following box and promptly return this Proxy Card. / /

                        Dated                                             , 1998
                              ---------- ---------------------------------

                              --------------------------------------------------
                                                                       Signature

                              --------------------------------------------------
                                                                       Signature

                              (Signatures should correspond exactly with the name or names appearing above. Attorneys, trustees, executors, administrators, guardians and others signing in a representative capacity should designate their full titles. If the signer is a corporation, please sign the full corporate name by a duly authorized officer.)